Exhibit 99.1

Valued Partner,

We are committed to being your trusted partner, and to drive value to your business through our Collaboration, Identity, Advertising, and User Experience Platforms. Today, we are excited to share with you the beginning of a new chapter at Synacor.

This morning we announced that Synacor has agreed to be acquired by Centre Lane Partners for $2.20 per share in cash, that represents a 29% premium to our volume weighted average stock price over the prior 60 days.

Centre Lane is a New York-based private investment firm with about $2 billion of capital under management and a track record of helping companies scale. They seek to partner with strong management teams that can benefit from patient, long-term capital. Centre Lane is excited to support the continued growth of Synacor, providing capital and expertise to enhance our products, so that we can deepen our value proposition to you—our partners and customers. In terms of our partnership with you, it’s business as usual.

Thank you for your commitment to Synacor, and if you have any questions, please feel free to contact me or your Synacor account team.

Sincerely,

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of Synacor common stock described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Synacor common stock, nor is it a substitute for any tender offer materials that CLP SY Holding, LLC (“Parent”), SY Merger Sub Corporation (“Purchaser”) or Synacor will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy shares of Synacor common stock will be made only pursuant to an offer to purchase and related materials that Purchaser intends to file with the SEC. At the time the tender offer is commenced, Parent will cause Purchaser to file a tender offer statement on Schedule TO with the SEC, and Synacor will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. SYNACOR STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY SYNACOR WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO THAT SHOULD BE READ CAREFULLY. Both the tender offer statement and the solicitation/recommendation statement will be made available at no charge on the SEC’s website: www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other tender offer documents (once they become available) will be mailed to Synacor’s stockholders free of charge and additional copies may be obtained free of charge, by contacting Synacor Investor Relations by e-mail at ir@synacor.com or on Synacor’s website at www.synacor.com. In addition to the offer to purchase, the related letter of transmittal and certain other documents, as well as the solicitation/recommendation statement, Synacor files annual, quarterly and current reports, proxy statements and other information with the SEC. Synacor’s filings with the SEC are available to the public at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Synacor at www.synacor.com.

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